THE REGISTERED HOLDER OF THIS UNDERWRITER’S WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS UNDERWRITER’S WARRANT EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS UNDERWRITER’S WARRANT AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS UNDERWRITER’S WARRANT OR CAUSE IT TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THE UNDERWRITER WARRANT BY ANY PERSON FOR A PERIOD BEGINNING FROM THE EFFECTIVENESS OF THE REGISTRATION STATEMENT (DEFINED BELOW) UNTIL 180 DAYS AFTER THE EFFECTIVE DATE OF THE OFFERING TO ANYONE OTHER THAN (I) NETWORK 1 FINANCIAL SECURITIES, INC. (“NETWORK 1”) OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF NETWORK 1 OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER AND IN ACCORDANCE WITH FINRA RULE 5110(G)(2).

UNDERWRITER’S WARRANT

Warrant Certificate No: ___

Original Issue Date: ___

For the Purchase of

___ Shares

of

ADDENTAX GROUP CORP.

1. Underwriter’s Warrant.

THIS CERTIFIES THAT, for value received, [NAME OF HOLDER], a [JURISDICTION AND TYPE OF ENTITY], or its registered assigns (“Holder”), as registered owner of this Underwriter’s Warrant, to ADDENTAX GROUP CORP. (“Company”), Holder is entitled, at any time or from time to time from ______, 2019 the effective date of the offering (the “Offering”), as set forth in the Company’s registration statement on Form S-1 (No. 333-230943) (the “Registration Statement”), and at or before 5:00 p.m., Eastern Time, [date], (the five-year anniversary of the effective date of the Offering) (the “Expiration Date”) but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to ___ (___) Shares of the Company. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Underwriter’s Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Underwriter’s Warrant. This Underwriter’s Warrant is initially exercisable at $[price] per Share (125% of the price of the Shares at the effective date of the Offering) so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Underwriter’s Warrant, including the exercise price per share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2. Exercise.

2.1 Exercise Form. In order to exercise this Underwriter’s Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Underwriter’s Warrant and payment of the Exercise Price for the Share being purchased payable in cash or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date, this Underwriter’s Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Legend. Each certificate for the securities purchased under this Underwriter’s Warrant shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (“Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”

2.3 Cashless Exercise.

2.3.1 Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Shares for which this Underwriter’s Warrant is exercisable in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Underwriter’s Warrant into Shares (“Conversion Right”). Upon a “cashless exercise”, the Holder shall surrender this Warrant to the Company, together with the Election to Purchase, and the Company shall issue to the Holder the number of Shares determined as follows:

X = Y (A-B)/A

where:

X	=	The number of Shares to be issued to the Holder.

Y	=	The number of Shares with respect to which this Warrant is being exercised.

A	=	The fair market value of one Share.

B	=	The Exercise Price.

For purposes of this Section 2.3, the fair market value of one Share shall be determined by the first of the following clauses that applies:

(i) if the Common Stock is traded on a national securities exchange, the fair market value shall be the last sale price on the trading day immediately prior to the Date of Exercise or, if no sale of the Company’s Common Stock took place on the trading day immediately prior to the Date of Exercise, then the fair market value shall be the last sale price on the most recent day prior to the Date of Exercise on which trades were made and reported;

(ii) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the last sale price on the trading day immediately prior to the Date of Exercise or, if no sale of the Company’s Common Stock took place on the trading day immediately prior to the Date of Exercise, then the fair market value shall be the last sale price on the most recent day prior to the Date of Exercise on which trades were made and reported; or

(iii) if there is no active public market for the Common Stock, the fair market value thereof shall be determined in good faith by the Company’s Board of Directors (the “Board”).

(a)       For purposes of Rule 144 of the Act, it is intended, understood and acknowledged that the t Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Shares shall be deemed to have been commenced, on the Issuance Date.

2.3.2 Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Underwriter’s Warrant with a duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Shares the Holder will purchase pursuant to such Cashless Exercise Right.

2.4 No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Underwriter Warrant, in no event will the Company be required to net cash settle the exercise of the Underwriter Warrant. The holder of the Underwriter Warrant will not be entitled to exercise the Underwriter Warrant unless it exercises such Purchase Warrant pursuant to the cashless exercise right or a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the Holder is not able to exercise the Underwriter Warrant, the Underwriter Warrant will expire worthless.

3. Transfer.

3.1 General Restrictions. The registered Holder of this Underwriter’s Warrant agrees that it will not sell, transfer, assign, pledge or hypothecate this Underwriter’s Warrant, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period beginning from the effectiveness of the Registration Statement until 180 days after the effective date of the Offering to anyone other than (i) NETWORK 1 or an Underwriter or a selected dealer participating in the Offering, or (ii) a bona fide officer or partner of NETWORK 1 or of any such Underwriter or selected dealer. After a period of 180 days following the effective date of the Offering, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Underwriter’s Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Underwriter’s Warrant on the books of the Company and shall execute and deliver a new Underwriter’s Warrant or Underwriter’s Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 Restrictions Imposed by the Act. The securities evidenced by this Underwriter’s Warrant shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of Mei & Mark LLP shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to the offer and sale of such securities has been filed by the Company and declared effective by the Securities and Exchange Commission and compliance with applicable state securities law has been established.

4. New Underwriter’s Warrants to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Underwriter’s Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Underwriter’s Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereto, the Company shall cause to be delivered to the Holder without charge a new Underwriter’s Warrant of like tenor to this Underwriter’s Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Underwriter’s Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Underwriter’s Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Underwriter’s Warrant of like tenor and date. Any such new Underwriter’s Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.  Registration Rights. The Company has filed the Registration Statement, including a related prospectus, with the Securities and Exchange Commission, which has been declared effective on Form S-1 (File No. 333-230943). The Registration Statement registers the Shares.

5.1 General Terms.

5.1.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriters contained in Section 5 of the Underwriting Agreement in the Offering. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement pursuant to which the Underwriters have agreed to indemnify the Company.

5.1.2 Exercise of Underwriter’s Warrants. Nothing contained in this Underwriter’s Warrant shall be construed as requiring the Holder(s) to exercise their Underwriter’s Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.1.5 Rule 144 Sale. Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation to maintain the effectiveness of the Registration Statement covering the Shares held by any Holder, where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder.

5.1.6 Supplemental Prospectus. Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or that would otherwise require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the Company, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, or the public disclosure and dissemination of such information, as the case may be, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Underwriter’s Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Stock Dividends; Split Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split up of shares of Common Stock or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares of Common Stock. For example, if the Company declares a two-for-one stock dividend and at the time of such dividend this Underwriter’s Warrant is for the purchase of one Share at $6.25 per Share, upon effectiveness of the dividend, this Underwriter’s Warrant will be adjusted to allow for the purchase of one Share for $3.125. In such example, the number of Shares purchasable hereunder would be doubled.

6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares underlying this Underwriter’s Warrant each of purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares.

6.1.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock, or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Underwriter’s Warrant shall have the right thereafter (until the expiration of the right of exercise of this Underwriter’s Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Underwriter’s Warrant immediately prior to such event; and if any reclassification also results in a change in the number of shares of Common Stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4 Changes in Form of Underwriter’s Warrant. This form of Underwriter’s Warrant need not be changed because of any change pursuant to this Section, and Underwriter’s Warrants issued after such change may state the same Exercise Price and the same number of Shares are stated in the Underwriter’s Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Underwriter’s Warrant reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2 Substitute Underwriter’s Warrant. In case of any consolidation of the Company with, or merger of the Company with or into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Underwriter’s Warrant providing that the holder of each Underwriter’s Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Underwriter’s Warrant) to receive, upon exercise of such Underwriter’s Warrant, the kind and amount of Shares and other securities and property receivable upon such consolidation or merger, by a holder of the number of Shares of the Company for which such Underwriter’s Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Underwriter’s Warrant shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Underwriter’s Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, Shares or other securities, properties or rights.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of the Underwriter’s Warrants, such number of shares of Shares, or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Underwriter’s Warrants and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Underwriter’s Warrants shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise of the Underwriter’s Warrants, to be listed (subject to official notice of issuance) on all securities exchanges on which the Shares, issued to the public in the Offering may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Underwriter’s Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Shares any additional Shares of the Company or securities convertible into or exchangeable for Shares of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, demands and other communications which are required or may be given under this Underwriter’s Warrant shall be in writing and shall be deemed to have been duly given: (a) when received, if personally delivered; (b) when transmitted, if transmitted by telecopy, electronic or digital transmission method with confirmation of transmission by the transmitting equipment; (c) the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service (e.g., Federal Express); and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to the parties at the following address (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

Addentax Group Corp.

Kingkey 100, Block A, Room 5403

Luohu District, Shenzhen City

China 518000

Attention: Chief Executive Officer

Facsimile:

E-mail:

with a copy to:

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

Facsimile: 212-407-4990

Email: mnussbaum@loeb.com

9.  Miscellaneous.

9.1 Amendments. The Company and NETWORK 1 may from time to time supplement or amend this Underwriter’s Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and NETWORK 1 may deem necessary or desirable and that the Company and NETWORK 1 deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Underwriter’s Warrant.

10. Entire Agreement. This Underwriter’s Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Underwriter’s Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

10.1 Binding Effect. This Underwriter’s Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Underwriter’s Warrant or any provisions herein contained.

10.2 Governing Law; Submission to Jurisdiction. This Underwriter’s Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Underwriter’s Warrant shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

10.3 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Underwriter’s Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Underwriter’s Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Underwriter’s Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Underwriter’s Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

10.4 Execution in Counterparts. This Underwriter’s Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

[Remainder of page deliberately left blank]

IN WITNESS WHEREOF, the Company has caused this Underwriter’s Warrant to be signed by its duly authorized officer as of the ___ day of ____, 2019.

ADDENTAX GROUP CORP.

By:
Name:
Title:

[signature page of Addentax form of warrant]